Exhibit 99.1

OCLARO ANNOUNCES PRICING OF $25 MILLION

OF EXCHANGEABLE SENIOR SECURED SECOND LIEN NOTES DUE 2018

SAN JOSE, Calif., December 11, 2012 /PRNewswire/—Oclaro, Inc. (the “Company”) (NASDAQ: OCLR) today announced that its wholly-owned subsidiary, Oclaro Luxembourg S.A. (the “Issuer”), priced its offering of $25,000,000 in aggregate principal amount of 7.50% Exchangeable Senior Secured Second Lien Notes due 2018 (the “Notes”) to be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the Notes is expected to close on December 14, 2012, subject to customary closing conditions.

The Notes will bear interest at a rate of 7.50% per year payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2013. The Notes will mature on June 15, 2018. The Indenture governing the Notes will contain covenants restricting the Company’s ability and the ability of certain subsidiaries of the Company to incur debt, make certain restricted payments, create liens, sell or dispose of certain assets and enter into certain mergers or corporate transactions. The Issuer’s obligations under the Notes will be guaranteed by the Company and certain of its domestic and foreign subsidiaries, and will be secured by second priority liens on substantially all the tangible and intangible assets of the Company, the Issuer and the guarantors.

The Notes may be exchanged prior to maturity (unless earlier redeemed or repurchased) at the option of the holder for shares of the Company’s common stock at the initial exchange rate of 541.7118 shares of the Company’s common stock per $1,000 in principal amount of Notes, which is equivalent to an initial exchange price of approximately $1.846 per share and represents an approximately 30% exchange premium over the last reported sale price of the Company’s common stock on The NASDAQ Global Select Market of $1.42 on December 10, 2012.

The Company intends to use the net proceeds of approximately $23.2 million from the offering for general corporate purposes, including working capital. In addition, the Company may use a portion of the net proceeds to acquire or invest in complementary businesses, products or technologies. The Company’s management will have significant discretion in applying the net proceeds of the offering.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes, the guarantees and the shares of the Company’s common stock issuable upon exchange of the Notes will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements.

Safe Harbor Statement

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “outlook,” “could,” “target,” or other similar expressions to identify such forward-looking statements. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. The Company undertakes no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties. Such risks and uncertainties include, but are not limited to, whether or not the Company will consummate the offering and the anticipated use of the proceeds of the offering.

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